UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 26, 2005
GLOBAL CASH ACCESS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-117218 (Commission File Number)	94-3309549 (IRS Employer Identification No.)
3525 East Post Road, Suite 120
Las Vegas, Nevada
89120
(Address of Principal Executive Offices)
(Zip Code)
(800) 833-7110
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Effective as of August 26, 2005, Global Cash Access, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of April 13, 2005, among the Company, Global Cash Access Holdings, Inc. (“Holdings”), the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.
     The Amendment modifies the definitions of “Change of Control” and “Permitted Investors” to permit certain principals of Holdings and the Company to transfer shares of capital stock of Holdings and M&C International to certain trusts primarily for estate planning purposes.
     The foregoing description does not purport to be complete and is qualified by the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Document
10.1	Amendment No. 1, dated as of August 26, 2005, to the Amended and Restated Credit Agreement, dated as of April 13, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS, INC.
Date: August 30, 2005	By:	/s/ Harry C. Hagerty III
Harry C. Hagerty III
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Document
10.1	Amendment No. 1, dated as of August 26, 2005, to the Amended and Restated Credit Agreement, dated as of April 13, 2005, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.